     As filed with the Securities and Exchange Commission on August 16, 2001
                                                 Registration No. 333-65824


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 --------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                          VALASSIS COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                             7310                      38-2760940
  (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)    Classification Code Number)      Identification No.)

                                 --------------

                              19975 Victor Parkway
                             Livonia, Michigan 48152
                                 (734) 591-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                             Barry P. Hoffman, Esq.
                          Secretary and General Counsel
                              19975 Victor Parkway
                             Livonia, Michigan 48152
                                 (734) 591-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                   Copies to:

                               Amy S. Leder, Esq.
                             McDermott, Will & Emery
                              50 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 547-5400

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                  Calculation Of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of      Amount To Be Registered   Proposed Maximum Offering  Proposed Maximum Aggregate        Amount of
Securities To Be Registered                              Price Per Security/(1)/       Offering Price/(1)/        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
   Zero Coupon Convertible    $272,100,000/(2)/                    53.625%                   145,913,625          $36,478.41/(3)/
    Senior Notes due 2021
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value     3,219,378/(4)/                      /(4)/                        /(4)/                    /(4)(5)/
       $0.01 per share
------------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 (the "Securities Act"), based on the average of the bid and asked price of the notes in secondary market transactions executed by Bear Stearns & Co. Inc., the initial purchaser of the notes, on July 23, 2001, as reported to the registrant by the initial purchaser.

(2) The notes were initially issued at a price of $551.26 per $1,000 principal amount at maturity, which represents an aggregate principal amount at maturity of $272,100,000.

(3)  Paid on July 25, 2001.


(4) The 3,219,378 shares of common stock being registered are issuable upon conversion of the notes at the rate of 11.8316 shares of common stock per $1,000 principal amount at maturity of notes. Pursuant to Rule 416 under the Securities Act, this registration statement also registers an indeterminate number of shares of common stock that may be issued upon conversion as a result of a stock split, stock dividend, recapitalization or similar event.

(5) Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.


     The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall then become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED AUGUST 16, 2001


The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities nor may they accept offers to buy these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PROSPECTUS

                                [VALASSIS LOGO]


                                 $272,100,000


                  Zero Coupon Convertible Senior Notes due 2021
                                       and
               Common Stock Issuable upon Conversion of the Notes

                           ---------------------------

                                  The Offering

         We issued the notes in a private placement at an issue price of $551.26 per note (55.126% of the principal amount at maturity). Selling securityholders will use this prospectus to resell their notes and the shares of common stock issuable upon conversion of their notes. We will not pay interest on the notes prior to maturity unless contingent interest becomes payable. Instead, on June 6, 2021, the maturity date of the notes, noteholders will receive $1,000 per note. The issue price of each note represents a yield to maturity of 3.0% per year calculated from June 6, 2001. The notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness.

                           Convertibility of the Notes

         After September 4, 2001, noteholders may convert their notes into
11.8316 shares of our common stock: (1) after the first time that the closing sale price of our common stock for at least 20 trading days in any period of 30 consecutive trading days is more than 120% of the accreted conversion price per share (defined below) of our common stock, (2) during the five business day period following any 10 consecutive trading day period in which the average of the trading prices for the notes for that period was less than 105% of the average conversion value for the notes during that period, (3) during any period that the notes (or if the notes are not rated, our other senior unsecured indebtedness) are rated below Baa3 or BBB- by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group, respectively, or if none of our senior unsecured indebtedness is rated by either of such agencies, (4) if their notes have been called for redemption, and (5) upon the occurrence of specified corporate transactions described in this prospectus. Conversion value is the product of the closing price on any day times the number of shares then issuable upon conversion. The accreted conversion price per share as of any day will equal the issue price of a note plus the accrued original issue discount to that day, divided by the number of shares of common stock issuable upon conversion of the note. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount.

         Our common stock is listed on the New York Stock Exchange under the symbol "VCI." On August 10, 2001, the last reported sale price of our common stock on the NYSE was $34.00.


                               Contingent Interest

         We will pay contingent interest to noteholders during any six-month period beginning after June 6, 2006 if the average market price of a note during the five trading days ending on the second trading day immediately preceding such six-month period is at least 120% of the issue price plus the accrued original issue discount for such note. The contingent interest payable per note during any six-month period will equal the greater of (a) cash dividends, if any, paid by us per share of our common stock during that period multiplied by the applicable conversion rate or (b) the conversion value of the note multiplied by one-half of the annual rate of 0.30%. For United States federal income tax purposes, noteholders will agree pursuant to the indenture covering the notes to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments. You should read the discussion of certain United States federal income tax consequences relevant to the notes beginning on page 37.

          Purchase of the Notes by Valassis at the Option of Noteholder

         Noteholders may require us to purchase all or a portion of their notes on June 6, 2004, 2006, 2011 and 2016, for a purchase price equal to the issue price of a note plus the accrued original issue discount to the date of purchase. On June 6, 2004 and June 6, 2006, we will pay the purchase price in common stock unless we decide to pay the purchase price in cash or a combination of cash and common stock. In addition, upon a change in control of Valassis occurring on or before June 6, 2006, noteholders may require us to purchase all or a portion of their notes for cash.

                Redemption of the Notes at the Option of Valassis

         We may redeem all or a portion of the notes for cash at any time on or after June 6, 2006 for a purchase price equal to the issue price of a note plus the accrued original issue discount to the date of redemption.

         The notes issued in the initial private placement and the shares of common stock issuable upon conversion of the notes are eligible for trading in the PORTAL system. However, notes and shares of common stock sold using this prospectus will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes on any other national securities exchange or automated quotation system.

         Investing in the notes and our common stock involves risks, which are described under "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ---------------------------

               The date of this prospectus is August ___, 2001.

                               TABLE OF CONTENTS


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................    i

OWNERSHIP OF NAMES.....................................................    i

WHERE YOU CAN FIND MORE INFORMATION....................................   ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................   ii

SUMMARY................................................................    1

RISK FACTORS...........................................................    6

RATIO OF EARNINGS TO FIXED CHARGES.....................................    9

USE OF PROCEEDS........................................................    9

PRICE RANGE OF COMMON STOCK............................................    9

DIVIDEND POLICY........................................................    9

DESCRIPTION OF OUR CAPITAL STOCK.......................................   10

DESCRIPTION OF OTHER INDEBTEDNESS......................................   12

DESCRIPTION OF THE NOTES...............................................   14

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS................   37

SELLING SECURITYHOLDERS................................................   44

PLAN OF DISTRIBUTION...................................................   47

LEGAL MATTERS..........................................................   49

EXPERTS................................................................   49


                            ------------------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The selling securityholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

         In this prospectus, "Valassis," the "Company," "we," "our," "ours," and "us" each refers to Valassis Communications, Inc. and its consolidated subsidiaries, unless otherwise specifically indicated.

                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our business and operating strategy, operations, economic performance and financial condition. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan" and similar expressions identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus under "Risk Factors."

                              OWNERSHIP OF NAMES

          The names Valassis and Connective Media are trademarks that belong to us. This prospectus also contains and incorporates by reference other names that belong to their respective owners.

                      WHERE YOU CAN FIND MORE INFORMATION

          Valassis files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the following locations of the SEC:

Public Reference Room    North East Regional Office    Midwest Regional Office
450 Fifth Street, N.W.   7 World Trade Center          500 West Madison Street
Room 1024                Suite 1300                    Suite 1400
Washington, D.C.         New York, New York 10048      Chicago, Illinois 60661

          You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates.

          The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like Valassis, who file electronically with the SEC. The address of that site is www.sec.gov.

          You can also inspect reports, proxy statements and other information about Valassis at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about Valassis and our business.

          The following documents filed by us with the SEC (File No. 1-10991) are incorporated into this prospectus by reference and made a part hereof:

               (i) Annual Report on Form 10-K for the year ended December 31, 2000;

               (ii) Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001;


               (iii) Proxy Statement for the annual meeting of our stockholders filed with the SEC on April 16, 2001;

               (iv) Current Report on Form 8-K filed with the SEC on May 24, 2001; and

               (v)    Current Report on Form 8-K filed with the SEC on July 25,
          2001.

          All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes and shares under this document shall also be deemed to be incorporated into this prospectus by reference.

          You may obtain without charge, upon oral or written request, a copy of these filings. Requests should be directed to Valassis Communications, Inc.,
Attention: General Counsel, 19975 Victor Parkway, Livonia, Michigan 48152, telephone number (734) 591-3000. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

                                    SUMMARY

     The following summary may not contain all of the information that you should consider before investing in the notes or our common stock. For a more complete discussion of the information you should consider before investing in the notes or our common stock, we encourage you to read this entire prospectus and the documents incorporated by reference in this prospectus which contain important information about our business, operations, prospects and financial results. In this prospectus, "valassis," the "company," "we," "our," "ours," and "us" each refers to valassis communications, inc. and its consolidated subsidiaries, unless otherwise specifically indicated.

                                  The Company

     We are a leading provider of Connective Media(TM) solutions, which connect people to brands through our wide range of marketing services programs, including mass distributed, cluster-targeted and one-to-one communications. We offer these services to a variety of premier manufacturers and retailers. our unique portfolio of products include newspaper-delivered cooperative and specialty inserts, product sampling, direct mail, direct to door, on-line promotions and customer relationship marketing programs - all of which build relationships with consumers on behalf of a brand.

     We divide our products and services into the following categories:

           . Mass Distributed Products - products which provide mass reach at low cost, including:

               - Free-standing inserts ("FSIs") - four color booklets containing promotions for multiple advertisers distributed through sunday newspapers, and
               -  Run-of-press ("ROP") - on-page newspaper promotions;

           . Cluster-Targeted Products - products targeted around geographic and demographic clusters, including:

               - Targeted Print and Media Solutions (formerly Valassis Impact Promotions) - solo specialized promotional programs for single advertisers, and
               - Targeted Sampling and Media Solutions - product sampling and advertising;

           . One-to-One Products - products and services that pinpoint individuals to build loyalty to a brand, including:

               - Customer Relationship Marketing - targeted promotions based on consumer purchase behavior; and
               -  Promotion Watch - security consulting services.

     We produced our first FSI in 1972. Currently, we insert our cooperative FSIs in the Sunday edition of newspapers with a combined average circulation of over 60 million. By comparison, there were approximately 105.5 million total households in the united states according to the U.S. Census Bureau, Census 2000.

                            ______________________


     Our principal executive offices are located at 19975 Victor Parkway, Livonia, Michigan 48152, and our telephone number is (734) 591-3000.

                                 The Offering

Issuer........................................    Valassis Communications, Inc.

Notes.........................................    $272,100,000 aggregate principal amount at
                                                  maturity.

Issue Date....................................    The date of original issuance of the notes, and
                                                  the commencement of accrual of original discount,
                                                  was June 6, 2001.

Maturity......................................    June 6, 2021.

Yield to Maturity.............................    3.0% per year, computed on a semiannual bond
                                                  equivalent basis, calculated from June 6, 2001,
                                                  excluding any contingent interest.

Conversion Rights.............................    The notes are convertible at the option of the
                                                  holder only upon the events set forth below. for
                                                  each $1,000 note converted, we will deliver
                                                  11.8316 shares of our common stock, subject to
                                                  adjustment upon certain events and subject to the
                                                  following:

                                                  .         On or after September 4, 2001,
                                                     noteholders may surrender notes for conversion
                                                     into common stock at any time after a market
                                                     price trigger occurs. A market price trigger
                                                     occurs the first time that the closing sale
                                                     price per share of our common stock for at
                                                     least 20 trading days in any period of 30
                                                     consecutive trading days is more than 120% of
                                                     the accreted conversion price per share of
                                                     common stock. The accreted conversion price per
                                                     share as of any day will equal the issue price
                                                     of a note plus the accrued original issue
                                                     discount to that day, divided by the number of
                                                     shares issuable upon the conversion of the
                                                     note.

                                                  .         On or after September 4, 2001, the notes
                                                     will become convertible during the five
                                                     business day period following any consecutive
                                                     10 day trading period in which the average of
                                                     the trading prices for the notes for that
                                                     period was less than 105% of the average
                                                     conversion value for the notes during that
                                                     period. Conversion value is the product of the
                                                     closing price on any day times the number of
                                                     shares then issuable upon conversion.

                                                  .         The notes will become convertible if
                                                     called for redemption.

                                                  .         On or after September 4, 2001, the notes
                                                     will be convertible during any period that the
                                                     notes (or if the notes are not rated, our other
                                                     senior unsecured indebtedness) are rated below
                                                     Baa3 or BBB- by either Moody's Investors
                                                     Service, Inc. or Standard & Poor's Rating
                                                     Group, respectively, or if none of our senior
                                                     unsecured indebtedness is rated by either of
                                                     such agencies.

                                                  .         On or after September 4, 2001, the notes
                                                     will become convertible at any time if we make
                                                     certain distributions on our common stock, such
                                                     as rights to purchase common stock at a below
                                                     market price, distribution of assets, or if we
                                                     make cash distributions in excess of 10% of the
                                                     value of the common stock.

                                                  .         The notes will become convertible in the
                                                     event of any transaction, such as a merger or
                                                     share exchange, whereby our common stock
                                                     becomes convertible into securities, property
                                                     or cash.

Ranking.......................................    The notes are unsecured and rank equally in right
                                                  of payment with all of our other senior unsecured
                                                  indebtedness, including:

                                                  .         our revolving credit facility;

                                                  .         our 9.55% senior notes due 2003; and

                                                  .         our 6 5/8% senior notes due 2009.

Use of Proceeds...............................    We will not receive any of the proceeds from the
                                                  sales by the selling securityholders of the notes
                                                  or the shares of common stock issuable upon the
                                                  conversion of the notes.

Sinking Fund..................................    None.

Initial Conversion Price......................    Each $1,000 principal amount at maturity of notes
                                                  will be initially convertible, subject to
                                                  adjustment as described below, into 11.8316 shares
                                                  of common stock, subject to the conditions to
                                                  conversion set forth above.

Adjustment of Conversion Rate.................    The conversion rate is subject to customary
                                                  antidilution and other significant corporate
                                                  transaction adjustment provisions. the conversion
                                                  rate will not be adjusted for accrued original
                                                  issue discount.

Contingent Interest...........................    We will pay contingent interest to noteholders
                                                  during any six-month period from June 6 to
                                                  December 5 and from December 6 to June 5,
                                                  commencing after June 6, 2006, if the average
                                                  market price of a note during the five trading
                                                  days ending on the second trading day immediately
                                                  preceding such six-month period is at least 120%
                                                  of the issue price plus the accrued original issue
                                                  discount for such note. The contingent interest
                                                  payable per note during any six-month period will
                                                  be equal to the greater of (a) cash dividends, if
                                                  any, paid by us per share on our common stock
                                                  during that period multiplied by the applicable
                                                  conversion rate or (b) the conversion value of the
                                                  note multiplied by one-half of the annual rate of
                                                  0.30%.

Redemption of Notes At the Option of
Valassis......................................    We may redeem all or a portion of the notes for
                                                  cash at any time on or after June 6, 2006 at the
                                                  redemption price set forth in this prospectus.

Purchase of Notes by Valassis At the Option
of Noteholder.................................    On June 6 of each of 2004, 2006, 2011 and 2016
                                                  noteholders may put the notes to us, and we will
                                                  be required to purchase the notes, at the issue
                                                  price plus the accrued original issue discount.
                                                  Noteholders must submit their notes for purchase
                                                  on any of the 20 business days prior to each such
                                                  put date in order to exercise this right.

                                                  We will pay the amounts due on June 6, 2004 and
                                                  2006 in common stock or, at our option, in cash or
                                                  a combination of cash and common stock. All other
                                                  amounts must be paid in cash.

                                                  If we pay the purchase price, in whole or part, in
                                                  common stock, the number of shares will be equal
                                                  to the accreted value divided by 95% of the
                                                  average closing share price for the 10

                                                  consecutive trading days ending on the third
                                                  business day prior to the repurchase date.

                                                  Our right to purchase notes with common stock is
                                                  subject to satisfying any state or federal
                                                  requirements, including registration of the
                                                  issuance of such shares under the Securities Act
                                                  and listing the shares on the New York Stock
                                                  Exchange.

                                                  We will be required to give notice not less than
                                                  20 business days prior to each put date of whether
                                                  we will settle in cash or common stock or any
                                                  combination thereof.

Change in Control..............................   Upon a change in control of Valassis occurring on
                                                  or before June 6, 2006, noteholders may require us
                                                  to purchase all or a portion of their notes for
                                                  cash at a price equal to the issue price plus
                                                  accrued original issue discount. A change in
                                                  control is deemed to occur if:

                                                  .         any person other than us, our
                                                     subsidiaries, or any permitted holder discloses
                                                     that such person has become the direct or
                                                     beneficial owner of 50% or more of the voting
                                                     power of all of our outstanding common stock;

                                                  .         there shall be consummated a
                                                     consolidation or merger pursuant to which the
                                                     common stock would be converted into cash,
                                                     securities, or other property and holders of
                                                     common stock no longer have a majority of the
                                                     voting power of all the outstanding successor
                                                     securities; or

                                                  .         there shall have been a sale, transfer
                                                     or disposition of all or substantially all of
                                                     the assets of valassis and its subsidiaries
                                                     taken together.

Registration Rights............................   This prospectus is part of a registration
                                                  statement filed pursuant to a registration rights
                                                  agreement entered into between Valassis and the
                                                  initial purchaser of the notes for the benefit of
                                                  holders of the notes. In the event the
                                                  registration statement is not kept effective for a
                                                  specified period of time, liquidated damages will
                                                  be due equal to 0.25% per annum of the accreted
                                                  value of the notes (whether or not converted)
                                                  increasing to 0.50% per annum after 90 days.

DTC Eligibility................................   The notes were issued in book-entry form and are
                                                  represented by one or more permanent global
                                                  certificates deposited with a custodian for and
                                                  registered in the name of a nominee of The
                                                  Depository Trust Company ("DTC") (with links to
                                                  Euroclear and Clearstream) in New York, New York.
                                                  beneficial interests in any such securities will
                                                  be shown on, and transfers will be effected only
                                                  through, records maintained by DTC and its direct
                                                  and indirect participants, and any such interest
                                                  may not be exchanged for certificated securities,
                                                  except in limited circumstances.

Trading........................................   The notes issued in the initial private placement
                                                  and the shares of common stock issuable upon
                                                  conversion of the notes are eligible for trading
                                                  in the PORTAL system. However, notes and shares of
                                                  common stock sold using this prospectus will no
                                                  longer be eligible for trading in the PORTAL
                                                  system. We do not intend to list the notes on any
                                                  other national securities exchange or automated
                                                  quotation system. Our common stock

                              is traded on the New York Stock Exchange under the symbol "VCI."

Taxation..................    The notes and the shares issuable upon conversion
                              of the notes are subject to special and complex
                              United States federal income tax rules. You are strongly urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and shares. See "Certain
                              United States Federal Income Tax Considerations."

                                 Risk Factors

     You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under "Risk Factors."

                                 RISK FACTORS

     You should consider carefully the following risks before investing in the notes or the shares issuable upon conversion of the notes. The risks described below are not the only ones that we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. You should also refer to the other information contained and incorporated by reference in this prospectus, including our financial statements and the related notes.

Risk Factors Relating to Valassis

     Increased competition could reduce the demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations and business prospects

     Our mass-distributed products compete in the cooperative FSI business principally with News America FSI, Inc., a company owned by The News Corporation Limited. We compete for business primarily on the basis of the following:

      .  client service and sales relationships;

      .  price; and

      .  category availability.

     Our mass-distributed products also compete with several newspaper network groups in the ROP market. As there is no significant capital investment associated with our ROP business, other competitors could easily enter the ROP market. An increase in the number of ROP competitors could result in a loss of market share.

     We also compete with in-store marketing and other forms of promotional strategies or coupon delivery, and may compete with any new technology or products in the sales promotion field.

     In the past, new competitors have tried to establish themselves in the FSI market. During such times, the number of FSI programs increased, which led to a meaningful decrease in the number of pages per FSI program. As a result, we experienced periods of intense price competition. These events had a material adverse effect on our financial performance. If new competitors enter the fsi market or our existing principal competitor tries to increase market share by reducing prices, our financial performance could be materially adversely affected.

     Although we believe that cooperative FSIs are currently the most efficient means of distributing coupons to the public, we compete with other media for the promotion and marketing dollars of our customers. It is possible that alternative media or changes in promotional strategies could make FSIs less attractive to our customers or could cause a shift in their preference to different promotional materials or coupon delivery modes.

     Our cluster-targeted products division competes in solo specialized promotional programs for single advertisers for package goods and fast food business with News America Fsi, Inc. and commercial printers and also competes with Sunflower Marketing for polybag advertising and sampling.

     Significant increases in the cost of paper (which we cannot control) could adversely affect our financial health and prevent us from fulfilling our obligations under these notes

     Our paper prices have historically experienced dramatic fluctuations. We have a limited ability to protect ourselves from these fluctuations or to pass increased costs along to our customers. We maintain on average less than 30 days of paper inventory. Significant increases in the cost of paper could have a material adverse effect on our financial performance.

     Our revolving credit facility imposes restrictions on our ability to conduct business and may not be sufficient to satisfy our capital and operating requirements

     Our revolving credit facility contains covenants that, among other things, restrict our ability to transfer assets, merge, incur debt, create liens and enter into transactions with affiliates. In addition, the revolving credit facility requires us to maintain specified financial ratios including, fixed charge coverage and funded debt to ebitda. Our ability to comply with such provisions may be affected by events beyond our control. The breach of any of these covenants would result in default under the revolving credit facility. In the event of any such default, lenders party to the revolving credit facility could elect to declare all amounts borrowed under the revolving credit facility, together with accrued interest and other fees, to be due and payable. If any indebtedness under the revolving credit facility is accelerated, we may not have sufficient assets to repay such indebtedness In full. For a description of our revolving credit facility, see "description of other indebtedness -- description of revolving credit facility" below.

     We have a significant number of authorized but unissued shares that, if issued, could dilute the equity interests of our existing stockholders and have an adverse effect on our earnings per share

     We are authorized to issue 100,000,000 shares of common stock. As of June 30, 2001, there were 62,954,223 shares of our common stock issued And 53,286,927 shares of our common stock outstanding. Subject to applicable legal, stock exchange and other regulatory requirements, our board of directors has full discretion to issue shares of our common stock. If we issue more shares of our common stock after this offering, your equity interests in us (upon conversion, in the case of the notes) will be diluted and your earnings per share of our common stock will be adversely affected.


Risk Factors Relating to the Notes and the Shares Issuable Upon Conversion of the Notes

     You should consider the special United States federal income tax consequences of owning the notes and the shares issuable upon conversion of the notes

     Noteholders will be deemed to have agreed, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt Instruments, and to treat the amount of cash and the fair Market value of any of the shares issuable upon conversion of the notes as a contingent payment. Therefore, noteholders will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the notes (7.13%) for federal income tax purposes, rather than at the yield to maturity of the notes, regardless of whether noteholders use the cash or accrual method of tax accounting. Accordingly, noteholders will be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes. Furthermore, upon a sale, exchange, conversion or redemption of a note, noteholders will recognize gain or loss equal to the difference between their amount realized and their adjusted tax basis in the notes. The amount realized by noteholders effectively will include, in the case of a conversion, the amount of cash and the fair market value of the shares issuable upon conversion of the notes that they receive. Any gain on the sale, exchange, conversion or redemption of a note will be treated as ordinary interest income. Noteholders are strongly urged to consult their own tax advisors as to the united States federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and the shares issuable upon conversion of the notes.

     For a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes and the shares issuable upon conversion of the notes, see "Certain United States Federal Income Tax Considerations."

     Our subsidiaries are not guarantors - Your right to receive payments on these notes could be adversely affected if any of our subsidiaries declares bankruptcy, liquidates, or reorganizes

     None of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

     An active trading market for the notes may not develop

     Prior to the initial private placement, there was no public market for these notes. The notes issued in the initial private placement and the shares of common stock issuable upon conversion of the notes are eligible for trading in the PORTAL system. However, the notes and the shares sold using this prospectus will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes on any other national securities exchange or automated quotation system. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. The price at which noteholders may be able to sell the notes, if at all, may be less than the price they pay for them, particularly if an active trading market does not develop. we have been advised by Bear Stearns & Co. Inc., the initial purchaser of the notes, that it intends to make a market in the notes. However, Bear Stearns is not obligated to do so, and any such market-making activities may be discontinued at any time. In addition, such market-making activity will be subject to the terms imposed by the Securities Act and the Exchange Act.

     We may not have the funds necessary to purchase the notes after noteholders exercise their put option or upon a change in control

     On June 6 of each of 2004, 2006, 2011 and 2016, and upon the occurrence of specific kinds of change in control events occurring on or before June 6, 2006, noteholders may require us to purchase their notes. We will pay the amounts due on June 6, 2004 and 2006 in shares of our common stock unless we decide to pay such amounts in cash or a combination of cash and common stock. All other amounts must be paid by us in cash. It is possible that we will not have sufficient funds at the time of an applicable put by the noteholders to make the required purchase of the notes in cash, and thus, with respect to a put that occurs on June 6, 2004 or June 6, 2006, may pay all or a portion of the purchase price in shares of our common stock, subject to satisfying the conditions in the indenture covering the notes for making such payments. If we are unable to satisfy the conditions in the indenture to use our common stock to pay the purchase price or do not have sufficient cash to satisfy the put in the event that we are not permitted to pay in common stock, we could be in default of our obligations on the notes. In addition, if we fail to deliver shares issuable upon conversion of the notes, as applicable, and thereafter become the subject of bankruptcy proceedings, a holder's claim for damages arising from such failure could be subordinated to all of our existing and future obligations. See "Description of the Notes -- Purchase of the Notes by Valassis at the Option of a Noteholder."

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table shows our ratio of earnings to fixed charges for the three months ended June 30, 2001 and June 30, 2000 and each of the five most recent fiscal years.



    3 months ended June 30,                              Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------
     2001              2000                     2000            1999            1998             1997           1996
-----------------------------------------------------------------------------------------------------------------------
    10.54              13.64                    9.44            7.98            4.83             3.92           2.61


         The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sales by the selling securityholders of the notes or the shares issuable upon conversion of the notes.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is listed and traded on the New York Stock Exchange. The following table sets forth the high and low sales prices per share of our common stock on the New York Stock Exchange for the quarterly periods presented below:


                                                   2000                                   2001
                                        ----------------------------------------------------------------------------
                                                Sales Price                            Sales Price
--------------------------------------------------------------------------------------------------------------------
Quarter Ended                            High                Low                High                Low
March 31                                $42.6250            $25.2500           $34.4063            $28.7031
June 30                                  39.2500             29.6250            37.3438             28.1250
September 30                             39.0625             20.5000            36.6094/(1)/        31.5469/(1)/
December 31                              32.6875             21.2500            --                  --


(1) July 1, 2001 through August 10, 2001.


                                 DIVIDEND POLICY

         We currently have no plans to pay cash dividends on our common stock. Any future determination as to the payment of dividends will be at the discretion of our board of directors, and will depend on our future earnings, capital requirements and other alternate uses of cash, as well as the covenants prescribed in our revolving credit agreement and other debt instruments, and such other factors as our board of directors deem relevant.

                        DESCRIPTION OF OUR CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

          At June 30, 2001, there were 62,954,223 shares of our common stock issued and 53,286,927 shares of our common stock outstanding. Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, and to share ratably in our assets legally available for distribution to stockholders in the event of liquidation or dissolution. Holders of common stock have no preemptive rights and no subscription or redemption privileges. Our common stock does not have cumulative voting rights, which means that the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. All of our outstanding shares of common stock are fully paid and non-assessable.


Stockholder Rights Plan

          On September 1, 1999, our board adopted a stockholder rights plan. Under the rights plan, the board declared a dividend of one preferred stock purchase right for each outstanding share of our common stock. The dividend was paid on September 27, 1999 to the stockholders of record on September 15, 1999. The rights are attached to and automatically trade with all of our outstanding shares of common stock. The rights will become exercisable only in the event that any person or group of persons not approved by the board acquires 15% or more of our common stock or commences a tender offer for 15% or more of our common stock. Once the rights become exercisable, they entitle the stockholder to purchase one one-hundredth of one share of our Junior Preferred Stock, Series A at an exercise price of $1.70. The rights expire on September 1, 2009. We are entitled to redeem the rights at $0.01 per right at any time prior to the expiration of the rights, before a person or group acquires 15% or more of our common stock. The rights plan, and any issuances of Junior Preferred Stock, Series A under the rights plan, could have an adverse effect on holders of common stock by delaying or preventing a change in control of Valassis.

          Each Share will include a right issued under our existing stockholder rights plan, if the rights plan is outstanding at the time of conversion.

Preferred Stock

          At June 30, 2001, there were no shares of preferred stock issued and outstanding. Preferred stock may be issued from time to time in one or more series, and our board of directors is authorized to fix the dividend rights, dividend rates, any conversion rights or rights of exchange, any voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of preferred stock and the number of shares constituting such series and the designation thereof.


          In connection with the adoption of the rights plan, our board of directors designated 1 million shares of preferred stock as "Junior Preferred Stock, Series A." Shares of Junior Preferred Stock, Series A are subject to the rights, privileges, preferences and restrictions set forth in the Certificate of Designations of Preferred Stock of Valassis Communications, Inc. filed with the office of the Secretary of State of Delaware on September 21, 1999, which is hereby incorporated by reference into this prospectus.

Anti-takeover effects of certain provisions of Delaware law and our certificate of incorporation and bylaws

          We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control with respect to us and, accordingly, may discourage attempts to acquire us.

          Our restated certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

          Our bylaws provide that special meetings of our stockholders may be called only by the board of directors, the chairman of the board, the president, the secretary or any assistant secretary, and any such officer at the request in writing of stockholders holding together at least a majority of all of the shares of the Company issued and outstanding and entitled to vote at the meeting.

          In addition to issuances under the rights plan, our board of directors can in the future issue the authorized but unissued shares of common stock and preferred stock, and fix the rights and preferences of the preferred stock, without stockholder approval, subject to the limitations imposed by any market on which our stock is listed for trading. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

          The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of stockholder derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

          Presently, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that my result in claims for indemnification.

Transfer Agent and Registrar

          The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Quotation of Common Stock

          Our common stock is listed on the New York Stock Exchange under the symbol "VCI."

                       DESCRIPTION OF OTHER INDEBTEDNESS

Description of Revolving Credit Facility

          We are party to a Credit Agreement, dated as of November 16, 1998, as amended by Amendment No. 1 thereto, dated as of November 25, 1998, Amendment No. 2 thereto, dated as of August 19, 1999, and Amendment No. 3 thereto, dated as of August 9, 2000, with several financial institutions and Comerica Bank, as agent for such financial institutions (the "Credit Agreement"). This description of the general terms of our revolving credit facility is qualified in its entirety by reference to the complete text of the Credit Agreement.

          In connection with our issuance of the notes, we agreed to reduce the revolving credit aggregate commitment under the Credit Agreement from $230.0 million to $125.0 million. At June 30, 2001, there was approximately $46.15 million outstanding under this credit facility. The Credit Agreement matures on October 31, 2002. The Credit Agreement is unsecured. The floating-rate interest is calculated on either a Eurocurrency-based rate or a prime rate.


          The Credit Agreement requires us to meet certain financial covenants such as a fixed charge coverage ratio and funded debt to EBITDA ratio. In addition, the Credit Agreement contains certain restrictive covenants that prescribe limits on our ability to, among other things, create or incur additional indebtedness, make certain investments and other restricted payments, incur liens, purchase or redeem its capital stock, pay dividends and make other distributions, make acquisitions, engage in transaction with affiliates, enter into mergers or consolidations, liquidate, sell, lease, or otherwise transfer our business or property to another entity, engage in any business other than the business engaged in by us or substantially similar lines of business, and to enter into certain sales and leaseback transactions.

Description of Other Senior Notes

          2003 Senior Notes

          In November 1994, we completed the sale of $255.0 million in aggregate principal amount of our 9.55% Senior Notes due 2003 (the "2003 Senior Notes"). These notes are general unsecured obligations and rank equal in right of payment with our other senior indebtedness, including the notes covered by this prospectus. As of June 30, 2001, approximately $15.8 million in aggregate principal amount of the 2003 Senior Notes was outstanding. The 2003 Senior Notes mature on December 1, 2003 and bear interest at the rate per annum of 9.55%. Interest on the 2003 Senior Notes is payable semiannually on June 1 and December 1 of each year.


          The 2003 Senior Notes were issued under an indenture between us and The Bank of New York, as Trustee (the "2003 Senior Notes Indenture"). The terms of the 2003 Senior Notes include those stated in the 2003 Senior Notes Indenture and those made a part of the 2003 Senior Notes Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the 2003 Senior Notes Indenture (the "Trust Indenture Act"). The 2003 Senior Notes are subject to all such terms, and holders of the notes are referred to the 2003 Senior Notes Indenture and the Trust Indenture Act for a statement of such terms. The statements below relating to the 2003 Senior Notes are summaries and do not purport to be complete and are qualified in their entirety by express reference to the 2003 Senior Notes Indenture which can be obtained as provided under the section in this prospectus entitled "Where You Can Find More Information."

          The 2003 Senior Notes are not redeemable by us prior to maturity. The 2003 Senior Notes Indenture contains certain covenants that affect, and in certain cases significantly limit or prohibit:

               .   liens;

               .   sale and leaseback transactions;

               .   restricted payments;

               .   indebtedness;

               .   subsidiary indebtedness;

               .   transactions with affiliates; and

               .   asset sales, mergers and consolidations.

          In addition, the 2003 Senior Notes Indenture provides that upon a Change of Control of Valassis (as defined in the 2003 Senior Notes Indenture), we will be required to make an offer to purchase the 2003 Senior Notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

          2009 Senior Notes

          In January 1999, we completed the sale of $100.0 million in aggregate principal amount of our 6 5/8% Senior Notes due 2009 (the "2009 Senior Notes"). Such notes are general unsecured obligations and rank equal in right of payment with our other senior indebtedness, including the notes covered by this prospectus. As of June 30, 2001, approximately $99.7 million in aggregate principal amount of the 2009 Senior Notes was outstanding. The 2009 Senior Notes mature on January 15, 2009 and bear interest at the rate per annum of 6 5/8%. Interest on the 2009 Senior Notes is payable semiannually on January 15 and July 15 of each year.


          The 2009 Senior Notes were issued under an indenture between us and The Bank of New York, as Trustee (the "2009 Senior Notes Indenture"). The terms of the 2009 Senior Notes include those stated in the 2009 Senior Notes Indenture and those made a part of the 2009 Senior Notes Indenture by reference to the Trust Indenture Act. The 2009 Senior Notes are subject to all such terms, and holders of the notes are referred to the 2009 Senior Notes Indenture and the Trust Indenture Act for a statement of such terms. The statements below relating to the 2009 Senior Notes are summaries and do not purport to be complete and are qualified in their entirety by express reference to the 2009 Senior Notes Indenture which can be obtained as provided under the section in this prospectus entitled "Where You Can Find More Information."

          The 2009 Senior Notes are redeemable at any time. The 2009 Senior Notes Indenture contains certain covenants that affect, and in certain cases significantly limit or prohibit:

               .   asset sales, mergers and consolidations;

               .   liens that will secure debt;

               .   sale and leaseback transactions; and

               .   redemptions or repurchases of our capital stock.

          The covenants contained in our revolving credit facility and in both the 2003 Senior Notes and the 2009 Senior Notes thereunder are for the benefit solely of the lenders, in the case of the revolving credit facility, and for the holders thereof in the case of the 2003 Senior Notes and the 2009 Senior Notes and each may be amended or waived at any time by those lenders or holders without consideration of the holders of the notes.

          The covenants contained in the notes are substantially similar to those contained in the 2009 Senior Notes. See "Description of the Notes."

                           DESCRIPTION OF THE NOTES

          We issued the notes under the indenture described below, dated June 6, 2001, between Valassis and The Bank of New York, as trustee. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, copies of which are available as set forth above under "Where You Can Find More Information." All capitalized terms have the meanings specified in the indenture unless otherwise defined herein.

Brief Description of the Notes

          The notes are:

               . limited in aggregate principal amount at maturity to $272,100,000;

               . unsecured and rank equally in right of payment with all of our other senior unsecured indebtedness;

               . convertible into Shares as described below under "--Conversion Rights;"

               . redeemable at our option on or after June 6, 2006, upon the terms and at the redemption prices set forth below under "--Optional Redemption by Valassis;"

               . subject to purchase by us at the noteholder's option upon the terms and at the repurchase prices set forth below under "--Purchase of the Notes by Valassis at the Option of a Noteholder" and "-- Purchase of the Notes by Valassis at the Option of a Noteholder Upon Change in Control;" and

               . due on June 6, 2021, the maturity date, unless earlier converted, redeemed by us at our option or purchased by us at the holder's option.

          The notes were offered at a substantial discount from their $1,000 principal amount at maturity. Each note was issued at a price of $551.26 per $1,000 note. Except as described below under "-- Contingent Interest," we will not make periodic payments of interest on the notes. However, original issue discount will accrue on the notes while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a note, which will be $1,000. Original issue discount will accrue at a rate of 3.0% per annum for all notes from the date of original issuance of any note and will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The date of original issuance of the notes and the commencement of accrual of original issue discount was June 6, 2001.

          Original issue discount will cease to accrue on a note upon its maturity, conversion, and purchase by us at the option of a noteholder or redemption. We cannot reissue a note that has matured or been converted, purchased by us at the option of a noteholder, redeemed or otherwise cancelled except for registration of transfer, exchange or replacement of such note.

          Under the indenture governing the notes, we agreed, and by acceptance of a beneficial interest in the notes each beneficial owner of a note will be deemed to have agreed, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat, without limitation, the amount of cash and the fair market value of any shares of common stock received upon a conversion of a note as a contingent payment. In accordance with the foregoing, beneficial owners are required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the notes (7.13%), rather than at a lower rate based on the accruals on the notes for non-tax purposes. Accordingly, owners of the notes by acceptance of a note agree, and are required, to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes. See "Certain United States Federal Income Tax Considerations."

          Except for the limitations on liens, sale and leaseback transactions, limitations on stock redemptions and stock repurchases and consolidation, merger and sale of assets of Valassis described below, the indenture and the terms of the notes do not contain any covenants or other provisions designed to afford holders of notes protection in the event of a highly leveraged transaction involving Valassis.

          For information regarding conversion, registration of transfer and exchange of global notes, see " --Global Notes; Book Entry Form" below.

          Noteholders may not sell or otherwise transfer the notes or the shares of common stock issuable on conversion of the notes (the "Shares") except in compliance with the provisions set forth below under "Notice to Investors."

Ranking

          The notes are unsecured and rank equally in right of payment with all our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all existing and future obligations of our subsidiaries. See "Risk Factors -- Our subsidiaries are not guarantors -- Your right to receive payments on these notes could be adversely affected if any of our subsidiaries declares bankruptcy, liquidates or reorganizes."

          As of June 30, 2001, we had approximately $312 million in aggregate principal amount of senior indebtedness outstanding.


Conversion Rights

          Noteholders may convert any outstanding notes (or portions of outstanding notes) into 11.8316 shares of common stock per $1,000 principal amount at maturity of notes.

          The conversion rate is, however, subject to adjustment upon occurrence of the events described below. We will not issue fractional shares upon conversion of notes. Instead, we will pay a cash adjustment based upon the closing sale price of the shares of our common stock on the trading day immediately preceding the conversion date. Noteholders may convert notes only in denominations of $1,000 and integral multiples of $1,000.

          Conversion Upon Satisfaction of Market Price Conditions

          On or after September 4, 2001, but prior to the maturity date, a noteholder may surrender any of its notes for conversion into Shares at any time after the occurrence of a market price trigger event. A market price trigger event occurs the first time that the closing sale price per share of common stock on the principal national securities exchange on which our common stock is listed, for at least 20 trading days in any period of 30 consecutive trading days, is more than 120% of the accreted conversion price per share of common stock on that thirtieth trading day. The term accreted conversion price per share of common stock is described in more detail under "-- Conversion Procedures." The conversion agent, which currently is the trustee, will, on our behalf, determine if the notes are convertible as a result of the market price of the common stock and notify us.

          In addition, on or after September 4, 2001, but prior to the maturity date, a noteholder may surrender its notes for conversion into shares of common stock during the five business day period following any 10 consecutive trading day period in which the average of the trading prices for the notes for that period was less than 105% of the average conversion value for the notes during that period. The conversion value as of any date for any note is the product of the closing price of a share of our common stock on the principal exchange on which our common stock is traded as of such date times the number of shares of common stock.

          The market price of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on such determination date from two unaffiliated securities dealers we select, provided that if

               .         at least two such bids are not obtained by the bid
                  solicitation agent, or

               .         in our reasonable judgment, the bid quotations are not
                  indicative of the secondary market value of the notes,

then the market price of a note will equal (a) the then applicable conversion rate of such note multiplied by (b) the average closing price of the common stock on the five trading days ending on such determination date, appropriately adjusted.

          The bid solicitation agent is currently the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

          Conversion Upon Notice of Redemption

          A noteholder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time. We will give notice of the redemption to the holders not less than 30 and not more than 60 days prior to the redemption date. If a noteholder has already delivered a purchase notice or a change in control purchase notice with respect to a note, however, the noteholder may not surrender that note for conversion until the noteholder has withdrawn the notice in accordance with the indenture.

          Conversion Upon Credit Rating Event

          On or after September 4, 2001, but prior to the maturity date, a noteholder may surrender any of its notes for conversion during any period in which the credit rating assigned to the notes, or if the notes are not rated, to any of our other senior unsecured indebtedness, by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group, is below Baa3 or BBB-, respectively, or, if neither rating agency is rating any of our senior unsecured indebtedness.

          Conversion Upon Specified Corporate Transactions

          Even if none of the conditions described above have occurred, if we elect to

               .         distribute to all holders of shares of common stock
                  certain rights entitling them to purchase, for a period expiring within 60 days of such distribution at less than the market price at the time, or

               .         distribute to all holders of shares of common stock our
                  assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price per share of common stock on the day preceding the declaration for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, noteholders may surrender their notes for conversion at any time on or after September 4, 2001 until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a noteholder to convert will be made if the noteholder will otherwise participate in the distribution without conversion.

          In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a noteholder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the noteholder would have received if the noteholder had converted its note immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the noteholder can require us to purchase all or a portion of its notes as described under "-- Purchase of the Notes by Valassis at the Option of a Noteholder Upon Change in Control."

          Conversion Procedures

          The accreted conversion price per Share as of any day will equal the sum of the issue price of a note plus the accrued original issue discount for such note, with that sum divided by the number of Shares issuable on that day.

          On conversion of a note, a noteholder will not receive any cash payment in respect of accrued original issue discount. By delivering to the noteholder the Shares issuable upon conversion, together with a cash payment, if any, in lieu of fractional Shares, we will satisfy our obligation to pay the principal amount at maturity of the notes and to pay accrued original issue discount with respect to the notes. That is, accrued but unpaid original issue discount or other interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited. As of the date of conversion of a note, contingent interest, if any, and liquidated damages, if any, will cease to accrue on such note.

          Noteholders will not be required to pay any transfer taxes or duties relating to the issuance or delivery of the Shares if they exercise their conversion rights, but noteholders will be required to pay any transfer taxes or duties which may be payable relating to any transfer involved in the issuance or delivery of the Shares in a name other than theirs. Certificates representing shares of common stock will be issued or delivered in a name other than theirs only after all applicable transfer taxes and duties, if any, payable by a noteholder have been paid.

          To convert a global note, a noteholder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, a noteholder must:

               .         complete the conversion notice on the back of the note
                  (or a facsimile thereof);

               .         deliver the completed conversion notice and the note to
                  be converted to the specified office of the conversion agent;

               .         pay all funds required, if any, relating to interest on
                  the note to be converted to which the noteholder is not entitled; and

               .         pay all transfer taxes or duties, if any, as described
                  in the preceding paragraph.

          The conversion date will be the date on which all the foregoing requirements have been satisfied. The note will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of Shares into which notes are converted (and cash in lieu of fractional Shares) will be delivered as soon as practicable on or after the conversion date.

          Adjustments to the Conversion Rate

          The conversion rate will not be adjusted for accrued original issue discount. We will adjust the initial conversion rate for the following events:

               .         dividends or distributions to the holders of our common
                  stock payable in common stock or other capital stock of Valassis;

               .         subdivisions, combinations or certain reclassifications
                  of our common stock (or any component of common stock);

               .         distributions to all holders of our common stock of
                  certain rights to purchase common stock for a period expiring within 60 days at less than the market price at the time; and

               .         distributions to such holders of our common stock of
                  our assets, debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the amount thereof, together with any cash distributions paid in the preceding one year period exceeds 10% of the closing price per share of common stock on the day preceding the date of declaration of such dividend or other distribution).

          However, no adjustment will be made if the holders of the note participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to the stockholders

               .         equals or exceeds the average quoted price of the share
                  of common stock, or

               .         such average quoted price exceeds the fair market value
                  of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, the noteholder will be entitled to receive upon conversion, in addition to the Shares, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder noteholder would have received if such noteholder had converted such note immediately prior to the record date for determining stockholders entitled to receive the distribution.

          We will not make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that we would otherwise be required to be made.

          In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

          The indenture permits us to increase the conversion rate from time to time.

          In the event of

               .         a taxable distribution to stockholders which results in
                  an adjustment of the conversion rate, or

               .         an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations--United States Securityholders-- Constructive Distributions."

          Each Share will include a right issued under our existing stockholder rights plan, if the rights plan is outstanding at the time of conversion. See "Description of Our Capital Stock -- Stockholder Rights Plan."

Contingent Interest

          Subject to the accrual and record date provisions described below, we will pay contingent interest to the noteholders, during any six-month period from June 6 to December 5 and from December 6 to June 5, commencing June 6, 2006, if, on the day immediately preceding the relevant six-month period, the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the issue price plus accrued original issue discount to such date. See "-- Optional Redemption by Valassis" for some of these values.

          The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (i) the cash dividends, if any, payable on the Shares with respect to any record date for such dividend that occurs during that period or (ii) the conversion value of the notes multiplied by one-half of the annual rate of 0.30%, which will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Contingent interest, if any, will accrue and is payable to noteholders as of the 15th day preceding the last day of the relevant six-month period. Such payments will be paid on the 15th day after the relevant six-month period.

          The original issue discount will continue to accrue at the original yield to maturity whether or not contingent interest is paid.

          Upon determination that the noteholders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site which, as of the date hereof, is at www.valassis.com.

          In the event contingent interest is payable, we will not pay interest accrued and unpaid on any note that is converted into Shares, except under certain limited circumstances. See "--Conversion Rights" above. If a noteholder converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date contingent interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because such noteholder will have been the holder of record on the corresponding record date. However, at the time such noteholder surrenders such notes for conversion, it must pay us an amount equal to the contingent interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a noteholder that converts, after a record date for an interest payment but prior to the corresponding interest payment date, notes that are called by us for redemption. Accordingly, if we redeem notes on a date after a record date for an interest payment but prior to the corresponding contingent interest payment date, and prior to the redemption date the holder of such notes chooses to convert such notes, the noteholder will not be required to pay us, at the time it surrenders such notes for conversion, the amount of interest on such notes it will receive on the interest payment date.

          We will not pay contingent interest, if any, to a person other than the noteholder of record on the record date if we redeem the notes on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the notes being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such notes.

          Except as provided below, we will pay contingent interest on:

               .         the global notes to DTC in immediately available funds;

               .         definitive notes having an aggregate principal amount
                  of $5,000,000 or less by check mailed to the holders of these notes; and

               .         definitive notes having an aggregate principal amount
                  of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

Optional Redemption by Valassis

          No sinking fund is provided for the notes. Prior to June 6, 2006, the notes will not be redeemable at our option. Beginning on June 6, 2006, we may redeem the notes for cash as a whole at any time, or from time to time in part, as more specifically set forth below. We will give not less than 30 days or more than 60 days notice of redemption by mail to noteholders. Notes or portions of notes called for redemption will be convertible by the noteholder, until the close of business on the second business day prior to the redemption date.

         If we redeem less than all the outstanding notes, the trustee shall select the notes to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000. If a portion of a noteholder's notes is selected for partial redemption and the noteholder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

         The table below shows redemption prices of a note on June 6, 2006, at each June 6 thereafter prior to maturity and the price at maturity on June 6, 2021. These prices reflect the issue price plus accrued original issue discount to the redemption date or to maturity (the "accreted value" of a note). The redemption price of a note redeemed between such dates would include an additional amount reflecting the additional discount accrued since the next preceding date in the table. In addition to the amounts indicated below, the redemption price will also include accrued and unpaid contingent interest, if any, and liquidated damages, if any.

                                   Note Issue     Accrued Original    Redemption
Redemption Date                      Price         Issue Discount        Price
---------------                    ----------     -----------------   ----------
June 6:
2006...........................     $ 551.26          $  88.50        $   639.76
2007...........................       551.26            107.84            659.10
2008...........................       551.26            127.76            679.02
2009...........................       551.26            148.28            699.54
2010...........................       551.26            169.43            720.69
2011...........................       551.26            191.21            742.47
2012...........................       551.26            213.65            764.91
2013...........................       551.26            236.77            788.03
2014...........................       551.26            260.59            811.85
2015...........................       551.26            285.13            836.39
2016...........................       551.26            310.41            861.67
2017...........................       551.26            336.45            887.71
2018...........................       551.26            363.28            914.54
2019...........................       551.26            390.92            942.18
2020...........................       551.26            419.40            970.66
At stated maturity.............       551.26            448.74          1,000.00

Purchase of the Notes by Valassis at the Option of a Noteholder

         On June 6 of each of 2004, 2006, 2011 and 2016, each noteholder may require us to purchase any outstanding note held by the noteholder for which the noteholder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Noteholders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the third business day prior to the purchase date.

         The purchase price of the notes will be:

               $602.77 per note on June 6, 2004;

               $639.76 per note on June 6, 2006;

               $742.47 per note on June 6, 2011; and

               $861.67 per note on June 6, 2016.

         The purchase prices shown above are equal to the issue price plus accrued original issue discount to the purchase date. In addition to the amounts indicated above, the purchase price will also include accrued and unpaid contingent interest, if any, and liquidated damages, if any.

         We will pay the purchase price due on June 6, 2004 and on June 6, 2006 in common stock or, at our option, in cash or any combination of cash and common stock. All other amounts must be paid in cash. If we pay the purchase price due on June 6, 2004 and on June 6, 2006, in whole or in part, in common stock, the number of shares of common stock will be equal to the issue price plus accrued original issue discount to the purchase date divided by 95% of the average closing share price per share of common stock for the 10 consecutive trading days ending on the third business day prior to the purchase date.

         We will adjust the average closing share price for the 10 consecutive trading days ending on the third business day prior to the purchase date to take into account the occurrence, during the period commencing on the first of such trading days during such 10-day trading period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the shares of common stock.

         The "closing share price" of the shares of common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq.

         We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

              . whether we will pay the purchase price due on June 6, 2004 and on June 6, 2006, in cash or common stock or any combination thereof, specifying the percentages of each; and

              . the procedures that noteholders must follow to require us to purchase their notes, as described below.

         The purchase notice given by each noteholder electing to require us to purchase notes shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

              . the certificate numbers of the noteholder's notes to be delivered for purchase;

              . the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

              . that the notes are to be purchased by us pursuant to the applicable provisions of the indenture; and

              . in the event we determine, pursuant to the notice that we are required to give, to pay the purchase price due on June 6, 2004 and on June 6, 2006, in whole or in part, in common stock, but the purchase price is ultimately to be paid to the noteholder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the noteholder elects:

                  (i) to withdraw the purchase notice as to some or all the notes to which it relates; or

                  (ii) to receive cash in such event in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

         If the noteholder fails to indicate the noteholder's choice with respect to the election described in the final bullet point above, the noteholder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

         A noteholder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

              .  the principal amount at maturity being withdrawn;

              .  the certificate numbers of the notes being withdrawn; and

              . the principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

         Because the market price of our common stock is determined prior to the applicable purchase date, noteholders bear the market risk with respect to the value of our common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price due on June 6, 2004 and on June 6, 2006 in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

         In addition to the above conditions, our right to purchase notes, on June 6, 2004 and on June 6, 2006, in whole or in part, with common stock is subject to our satisfying the following conditions:

              . listing such common stock on the principal United States securities exchange on which then-listed common stock is listed or, if not so listed, on Nasdaq;

              . registering the issuance of our common stock under the Securities Act and the Exchange Act;

              . qualifying or registering under applicable state securities law or availing ourselves of an exemption from such qualification and registration; and

              . ensuring that the common stock is duly authorized, fully paid and non-assessable.

         If these conditions are not satisfied with respect to a noteholder prior to the close of business on the purchase date, we will pay the purchase price of the notes to the holder entirely in cash. See "Certain United States Federal Income Tax Considerations." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to noteholders, except as described in the first sentence of this paragraph.

         In connection with any purchase offer, we will:

              . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

              . file a Schedule TO, if required, or any other required schedule under the Exchange Act.

         Our obligation to pay the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the noteholder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date and the time of delivery of the note. The purchase price will also include accrued and unpaid contingent interest, if any, and liquidated damages, if any.

         If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and original issue discount on such note and contingent interest, if any, and liquidated damages, if any, will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the noteholder shall terminate, other than the right to receive the purchase price upon delivery of the note.

         Our ability to purchase notes with cash may be limited by the terms of our then existing borrowing agreements.

         We may not purchase any notes at the option of noteholders if an event of default with respect to the notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.

Purchase of the Notes by Valassis at the Option of a Noteholder Upon Change in Control

         In the event of a change in control occurring on or prior to June 6, 2006, each noteholder will have the right, at the noteholder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the noteholder's notes in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such notes equal to the accreted value of the note on the purchase date. We will be required to purchase the notes no later than 35 business days after the occurrence of such change in control. We refer to this date in this prospectus as the "change in control purchase date."

         Under the indenture, a "change in control" of Valassis is deemed to have occurred at such time as:

              . any person, including its affiliates and associates, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO (or any schedule, form or report under the Exchange Act) disclosing that such person has become the direct or indirect beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

              . there shall be consummated any share exchange, consolidation or merger of Valassis pursuant to which our common stock will be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger of Valassis in which the holders of common stock immediately prior to the share exchange, consolidation or merger of Valassis have, directly or indirectly, 50% or more of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger. See "--Certain Covenants-- Limitation on Consolidation, Merger or Sale;" or

              . there shall have been a sale, transfer or disposition of all or substantially all of the assets of Valassis and its subsidiaries taken together.

         Within 15 business days after the occurrence of a change in control, we must mail to the trustee, to all noteholders at their addresses shown in the register of the registrar and to beneficial owners, as required by applicable law, a notice regarding the change in control, which notice must state, among other things:

              .  the events causing a change in control;

              .  the date of such change in control;

              . the last date on which a noteholder may exercise the purchase right;

              .  the change in control purchase price;

              .  the change in control purchase date;

              . the name and address of the paying agent and the conversion agent;

              .  the conversion rate and any adjustments to the conversion rate;

              . that notes with respect to which a change in control purchase notice is given by the noteholder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

              . the procedures that noteholders must follow to exercise these rights.

         To exercise this right, the noteholder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change in control purchase date. The required purchase notice upon a change in control must state:

              . the certificate numbers of the notes to be delivered by the noteholder;

              . the portion of the principal amount at maturity of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

              . that we are to purchase such notes pursuant to the applicable provisions of the notes.

         A noteholder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

              .   the principal amount at maturity of the notes being withdrawn;

              .   the certificate numbers of the notes being withdrawn; and

              . the principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

         Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such note to be paid in cash promptly following the later of the change in control purchase date and the time of delivery of such note. The change in control purchase price will also include accrued and unpaid contingent interest, if any, and liquidated damages, if any.

         If the paying agent holds money sufficient to pay the change in control purchase price of the note on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, the original issue discount on such note and contingent interest, if any, and liquidated damages, if any, will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the noteholder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

         The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of noteholders in the event of a change in control.

         In connection with any purchase offer in the event of a change in control, we will:

              . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

              . file Schedule TO, if required, or any other required schedule under the Exchange Act.

         The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of Valassis. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

              .   to accumulate shares of our common stock;

              . to obtain control of Valassis by means of a merger, tender offer, solicitation or otherwise; or

              . part of a plan by management to adopt a series of anti-takeover provisions.

         Instead, the change in control purchase feature is a standard term contained in securities similar to the notes.

         Our ability to purchase notes with cash may be limited by the terms of our then existing borrowing agreements.

         We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

         We may not purchase notes at the option of noteholders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Certain Covenants

         The indenture requires Valassis to comply with certain restrictive covenants as described below.

         Certain Definitions Used In the Covenants.

         Set forth below are certain definitions used in the indenture. Other definitions used and not defined in this section shall have the definitions given them in the indenture.

         "Asset Sale" will be defined to mean, with respect to any Person, any sale, transfer or other disposition (including, without limitation, dispositions pursuant to any merger, consolidation or Sale and Leaseback Transaction (as defined below)) by such Person or any of its subsidiaries to any Person other than such Person or one of its subsidiaries in any single transaction or series of transactions of (i) any or all of the Capital Stock in any of the subsidiaries of such Person or (ii) any other Property (as defined below) of such Person or any other Property of its subsidiaries outside the ordinary course of business of such Person or such subsidiary.

         "Attributable Debt" will be defined to mean, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended; such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "Board of Directors" will be defined to mean either the board of directors of the Company, or any duly authorized committee of such board.

         "Capital Lease Obligation" will be defined to mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

         "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights, warrants or options to acquire an equity interest in such Person.

         "Company" will be defined to mean the Person named as the "Company" in the first paragraph of the indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

         "Consolidated Interest Expense" will be defined to mean, with respect to any Person, for any period, the aggregate interest expense of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, plus, to the extent not included in such interest expense, and to the extent incurred by such Person and such subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale and Leaseback Transaction, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) dividends payable on shares of preferred stock issued by such Person or its subsidiaries, other than shares of such preferred stock held by such Person or its subsidiaries, (viii) interest accruing on the Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by such Person or such subsidiaries, and (ix) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any other Person in connection with Indebtedness incurred by such plan or trust.

         "Consolidated Net Income" will be defined to mean, with respect to any Person, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (i) gains and losses from Asset Sales or reserves relating thereto,
(ii) items classified as extraordinary or nonrecurring (other than the tax benefit of the utilization of net operating loss carryforwards) and gains from discontinued operations, (iii) except to the extent of the amount of dividends or distributions paid to such Person by any other Person during such period, the net income (or loss) of (a) such other Person other than a subsidiary of such Person and (b) any subsidiary of such Person to the extent that the payment of the net income of such other Person as a dividend or other distribution to such Person is restricted by contract or otherwise and (iv) except to the extent includable pursuant to clause (iii) hereof, the income (or loss) of any other Person accrued or attributable to any period prior to the date it becomes a subsidiary of such Person or is merged into or consolidated with such Person or any of such Person's subsidiaries or all or substantially all of such other Person's Property is acquired by such Person or any of its subsidiaries.

         "Consolidated Tangible Assets" will be defined to mean, as of any date, the sum of the Property and assets of Valassis and its Subsidiaries on a consolidated basis at such date, after eliminating intercompany items, after deducting from such total all Property and assets that would be classified as intangibles under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof), all reserves and prepaid expenses, deferred charges or authorized debt discount and expense, each such item determined in accordance with Valassis's most recently published consolidated balance sheet prepared in accordance with GAAP.

         "Default" will be defined to mean any event, act or condition that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "EBITDA" for any period will be defined to mean the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (i) all income tax expense of the Company and its consolidated Subsidiaries, (ii) depreciation expense of the Company and its consolidated Subsidiaries, (iii) amortization expense of the Company and its consolidated Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), and (iv) all other non-cash charges of the Company and its consolidated Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.

         "Funded Debt" of any Person will be defined to mean, as at any date as of which any determination thereof is being or is to be made, any Indebtedness of such person that by its terms (i) will mature more than one year after the date it was issued, incurred, assumed or Guaranteed by such Person, or (ii) will mature one year or less after the date it was issued, incurred, assumed or Guaranteed by such Person which Indebtedness at such date of determination, may be renewed or extended at the election or option of such Person so as to mature more than one year after such date of determination.

         "Funded Debt to EBITDA Ratio" as of any date of determination will be defined to mean the ratio of (i) Funded Debt to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of determination for which internal financial statements are available; provided, however, that if the Company or any Subsidiary shall have made an acquisition of assets which constitutes all or substantially all of the assets of a business, EBITDA for such period shall be calculated after giving pro forma effect to such acquisition as if such acquisition occurred on the first day of such period.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "Guarantee" will be defined to mean any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner.

         "Hedging Obligations" will be defined to mean, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" will be defined to mean, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money; (ii) evidenced by bonds, notes (as used in the indenture), debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) banker's acceptances; (iv) representing Capital Lease Obligations; (v) the balance deferred and unpaid of the purchase price of any property under conditional sales or other similar agreements which provide for the deferral of the payment of the purchase price for a period in excess of one year following the date of such Person's receipt and acceptance of complete delivery of such property; and (vi) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding (other than Capital Lease Obligations) as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Lien" will be defined to mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Obligations" will be defined to mean any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Person" will be defined to mean any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, unincorporated organization or government or any agency or political subdivision thereof.

         "Property" will be defined to mean, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

         "Sale and Leaseback Transaction" will be defined to mean any arrangement with any Person providing for the leasing by the Company of any Property now owned or hereafter acquired which has been or is to be sold or transferred by the Company to such Person with the intention of taking back a lease of such Property.

         "Subsidiary" will be defined to mean a Person (other than an individual or a government or any agency or political subdivision thereof) more than 50% of the outstanding interest of which is owned, directly or indirectly, by Valassis or by one or more other Subsidiaries, or which Valassis, in accordance with GAAP, otherwise consolidates as a Subsidiary of Valassis.

         Limitation on Sale and Leaseback

         The indenture provides that Valassis will not, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, unless either:

              .       after giving effect to the Sale and Leaseback Transaction, the aggregate outstanding amount of all Attributable Debt resulting from all Sale and Leaseback Transactions of Valassis does not exceed the greater of $50.0 million or 15% of Consolidated Tangible Assets, determined in accordance with Valassis's most recent published consolidated balance sheet in accordance with GAAP; or

              .       Valassis applies, within 12 months after the sale or
                  transfer, an amount equal to the net proceeds of the assets sold in the Sale and Leaseback Transaction to the voluntary covenant defeasance or retirement of Indebtedness (other than Indebtedness of Valassis that is subordinate in right of payment to the notes), which amount will not be less than the fair value (in the opinion of an executive officer of Valassis) of such assets less an amount equal to the principal amount of such Indebtedness voluntarily defeased or retired by Valassis within such twelve-month period; provided that no retirement referred to in this second clause may be made by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory payment provision.

         Limitation on Liens

         The indenture prohibits Valassis and any Subsidiary from, directly or indirectly, creating, incurring, assuming or suffering to exist any Lien of any kind on or with respect to any asset owned or thereafter acquired securing Indebtedness without making effective provision to secure all the notes then outstanding by such Lien, equally and ratably with (or, in the event that such other Indebtedness is subordinated in right of payment to the notes, prior to) any and all other such Indebtedness thereby secured, so long as such other Indebtedness is so secured, with the following exceptions:

         (1)      Liens in favor of Valassis or any Subsidiary;

         (2) Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with Valassis or any Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Valassis or any Subsidiary;

         (3) Liens on Property existing immediately prior to the time of acquisition thereof by Valassis or any Subsidiary of Valassis; provided that such Liens were in existence prior to the contemplation of such acquisition;

         (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (5) Liens arising out of judgments or awards against Valassis or any Subsidiary with respect to which Valassis or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review or Liens incurred by Valassis or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which Valassis or any Subsidiary is a party;

         (6)      Liens to secure Capital Lease Obligations;

         (7)      Liens existing on the date of the indenture;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         (9) mechanics', materialmen's, carriers', warehousemen's and similar Liens arising in the ordinary course of business and securing Obligations of Valassis or any Subsidiary that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate legal proceedings diligently pursued; provided that in the case of any such contest
(i) any levy, execution or other enforcement of such Liens shall have been duly suspended; and (ii) the provision for the payment of such Liens shall have been made on the books of Valassis or the Subsidiary as may be required by GAAP;

         (10) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and other forms of governmental insurance or similar benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued; provided that in the case of any such contest (i) any levy, execution or other enforcement of such Liens shall have been duly suspended; and (ii) the provision for the payment of such Liens has been made on the books of Valassis or the Subsidiary as may be required by GAAP;

         (11) Liens in the nature of any minor imperfections of title, including, but not limited to, easements, covenants, rights-of-way or other similar restrictions, which, either individually or in the aggregate would not
(i) materially adversely affect the present or future use of the Property to which they relate, (ii) have a material adverse effect on the sale or lease of such Property, or (iii) render title thereto unmarketable;

         (12) any interest or title of a lessor under any lease of Property to, or of any consignor of goods consigned to, or of any creditor of any consignee in goods consigned to such consignee by, Valassis or any Subsidiary;

         (13) Liens incurred in the ordinary course of business by Valassis, other than in connection with Indebtedness for borrowed money;

         (14) Liens extending, renewing or replacing any Lien listed in paragraphs (1) through (17) of this section;

         (15)     Liens securing only the notes;

         (16) Liens on assets of Valassis's Subsidiaries to secure Obligations of such Subsidiaries to Valassis;

         (17)     Liens attributable to Sale and Leaseback Transactions; and

         (18) other Liens, if after giving effect thereto, the aggregate outstanding amount of all Indebtedness secured by such Liens (other than Liens listed in paragraphs (1) through (17) above) shall not exceed the greater of $50,000,000 or 15% of Consolidated Tangible Assets determined in accordance with Valassis's most recent published consolidated balance sheet prepared in accordance with GAAP.

     Limitation on Consolidation, Merger or Sale

     The indenture provides that Valassis may, directly or indirectly, consolidate with or merge into any other corporation or convey or transfer substantially all of its Property to any Person, if,

          a. either (1) Valassis is the surviving corporation or (2) the Person formed by or surviving any such consolidation or merger (if other than Valassis) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          b. the Person formed by or surviving any such consolidation or merger (if other than Valassis) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of the obligations of Valassis under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

          c. immediately after such transaction no Default or Event of Default exists.

     The indenture provides that these restrictions shall not apply to any sale, assignment, transfer, conveyance or other disposition of assets between or among Valassis and any of its wholly owned Subsidiaries. The indenture also provides that Valassis will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     Limitations on Stock Redemptions and Stock Repurchases

     The indenture provides that Valassis will not, and will not permit any Subsidiary to make payments to redeem or repurchase any of the Company's or a Subsidiary's Capital Stock (a "Redemption Payment") if at the time of such Redemption Payment (a) a Default has occurred and is continuing or would result from such Redemption Payment and (b) the aggregate amount of such Redemption Payment and all other Redemption Payments since the date of the indenture would exceed the sum of (i) $75.0 million, plus (ii) 50% of Valassis's Consolidated Net Income from November 16, 1998 through the date of determination, plus (iii) any proceeds from the sale or issuance of shares of Valassis's Capital Stock or securities convertible into shares of Valassis's Capital Stock (other than an issuance or sale to a Subsidiary) and, without duplication, proceeds received upon the exercise of options, warrants and other rights to acquire shares of Valassis's Capital Stock.

     The above restrictions do not restrict the ability of Valassis and its Subsidiaries' ability to (i) make any Redemption Payment if, pro forma for such Redemption Payment, the Funded Debt to EBITDA Ratio would have been equal to or less than 1.0; (ii) repurchase or otherwise acquire shares of, or options or warrants to purchase shares of, the Company's Capital Stock or any Subsidiary's Capital Stock from employees, former employees, directors or former directors of the Company or any Subsidiary (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors or the board of directors of any Subsidiary under which such individuals purchase or sell or are granted the option to purchase or sell shares of Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions described in this clause (ii) shall not exceed $5,000,000 in any calendar year; provided further, however, that such repurchases and other acquisitions described in this clause (ii) shall be excluded in the calculation of the amount of Redemption Payments; (iii) repurchase or otherwise acquire shares of the Company's Capital Stock solely in exchange for other shares of the Company's Capital Stock; provided, further however, that such issuance of shares of the Company's Capital Stock shall not be included in the calculation of proceeds from the issuance of shares of the Company's Capital Stock in clause (b)(iii) above; provided further, however, that such repurchases and other acquisitions described in this clause (iii) shall be excluded in the calculation of the amount of Redemption Payments; or (iv) repurchase or otherwise acquire solely odd lots of the Company's Capital Stock.

Amendment, Supplement and Waiver

     Valassis may (pursuant to a board resolution) enter into supplements to the indenture with the trustee without the consent of the noteholders, for certain purposes, including:

          .    to evidence the succession of another Person to Valassis and the assumption by such successor of the covenants of Valassis herein and contained in the notes;

          .    to add to the covenants and agreements of Valassis for the protection or benefit of the noteholders;

          .    to add any additional Events of Default;

          .    to provide for uncertificated notes in addition to or in place of certificated notes;

          .    to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes;

          .    to secure the notes;

          .    to cure ambiguities or inconsistencies in the indenture or to make any other provisions with respect to matters or questions arising under the indenture; provided such actions shall not materially adversely affect the interests of the noteholders; or

          .    to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

     With the consent of not less than a majority in aggregate principal amount at maturity of the noteholders at the time outstanding, we also may (pursuant to a board resolution), enter into supplemental indentures with the trustee to add to, change or eliminate any provisions of the indenture or to modify the rights of the noteholders, or waive any past default by us. However, no such supplemental indenture or waiver shall, without the consent of each holder of each note outstanding at the time affected thereby:

          .    reduce the stated maturity of such note;

          .    reduce the principal amount at maturity, issue price, redemption price or purchase price (including change in control purchase price) on such note;

          .    change the currency of payment of such note or interest thereon;

          .    alter the manner of calculation or rate of accrual of original issue discount or interest (including contingent interest) on such note or extend the time of payment of any such amount;

          .    except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of such holder, or adversely affect the conversion rights of such noteholder;

          .    reduce the percentage in aggregate principal amount at maturity of any note outstanding necessary to modify or amend the indenture or to waive any past default; or

          .    impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, such note.

Events of Default

     The indenture provides that the following are "Events of Default" thereunder with respect to the notes (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          .    default in the payment of principal of, or any redemption or repurchase price for, any notes when and as the same shall be due and payable;

          .    default for 30 days in the payment of any installment of
            contingent or other interest or liquidated damages on the notes;

          .    default for 30 days after notice in the performance, or breach, of certain covenants or warranties of Valassis with respect to the notes, including but not limited to those covenants listed under "-- Certain Covenants" above;

          .    default for 60 days after notice in the performance, or breach, of any covenant or warranty of Valassis with respect to the notes specified in the indenture (except for any covenant or warranty a default in which or breach of which is specifically dealt with elsewhere in the indenture);

          .    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Valassis (or the payment of which is Guaranteed by Valassis), resulting in the acceleration of more than $25,000,000 (or the equivalent in foreign currency) in aggregate amount of such Indebtedness prior to its express maturity, which acceleration shall have not been rescinded or annulled within 30 days after notice;

          .    failure by Valassis to pay final judgments aggregating in excess of $25,000,000 which judgments are not paid, discharged or stayed for a period of 60 days; or

          .    certain events in bankruptcy, insolvency or reorganization of
            Valassis.

     A Default due to the events specified in the third, fourth or sixth bullet points above will not constitute an Event of Default unless there has been given, by registered or certified mail, to Valassis by the trustee or to Valassis and the trustee by holders of at least 25% in principal amount at maturity of the notes then outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture and the Company has not cured such default within the specified time period following such notice. If an Event of Default specified in the last bullet point above occurs, the principal of all notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any noteholders.

     Except for Defaults specified under the last bullet point above, if an Event of Default shall have occurred and be continuing, the trustee or the holders of not less than 25% in principal amount at maturity of the notes then outstanding may declare the principal of all the notes, any accrued and unpaid contingent interest, if any, and liquidated damages, if any, to be immediately due and payable; provided that, subject to certain conditions, any such declaration and its consequences may be rescinded and annulled by written notice to Valassis and the trustee by the holders of not less than a majority in principal amount at maturity of the notes then outstanding.

     The indenture requires that the trustee shall within 90 days after the occurrence of any Default known to the trustee with respect to the notes transmit a notice to all holders of notes then outstanding of such Default, unless the Default has been cured or waived; provided that in the case of any Default of the type indicated in the third bullet point above, the trustee shall not provide such notice until at least 30 or 60 days, as applicable, after the occurrence thereof. Except in the case of a Default in the payment of any principal of, redemption or repurchase price for, any premium or any installment of contingent or other interest on, the notes, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the noteholders.

     The holders of not less than a majority in principal amount at maturity of the notes then outstanding may on behalf of the holders of all such notes waive any past Default under the indenture and its consequences, except in the case of a Default (i) in the payment of any principal of, redemption or repurchase price for, any premium or any installment of contingent or other interest on, the notes or (ii) in respect of a covenant or other provision of the indenture which cannot be modified or amended without the consent of each holder of each note then outstanding affected thereby.

     The indenture requires Valassis to file annually with the trustee a certificate, signed by a specified officer, stating whether or not, to the best knowledge of such officer, Valassis has complied with all conditions and covenants under the indenture and specifying and describing any Defaults of which the officer may have knowledge.

     The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the noteholders, unless such noteholders shall have offered to the trustee security or indemnity satisfactory to it.

     Subject to certain conditions including indemnification, the holders of a majority in principal amount at maturity of the notes at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Additional Information

     Anyone who properly receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152,
Attention: General Counsel.

Governing Law

     The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

     The Bank of New York, as trustee under the indenture, has been appointed by us as bid solicitation agent, paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Global Notes; Book Entry Form

     Notes sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S are represented by one or more permanent global notes in definitive, fully-registered form without interest coupons. Each global note has been deposited with the trustee as custodian for DTC, and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Investors who are "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and who purchase notes in reliance on Rule 144A under the Securities Act may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

     Investors who purchase notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in a global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC.

     Notes transferred to institutional "accredited investors" (as defined in Rule 501 (a) under the Securities Act) or other transferees that are not "qualified institutional buyers" will be issued and physically delivered in fully-registered, definitive form and may not be represented by interests in a global note. Otherwise, except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive definitive notes.

     Upon transfer of a definitive note to a "qualified institutional buyer" pursuant to Rule 144A or in an offshore transaction pursuant to Regulation S, the definitive note will be exchanged for an interest in a global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.

     DTC has advised us that it is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates, DTC's participants include securities brokers and dealers (which includes Bear Stearns), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

     So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

     All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

     We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, Bear Stearns, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

     Unless and until it is exchanged in whole or in part for definitive notes in definitive form, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note for a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction.

     Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, Bear Stearns, nor the trustee will have any responsibility for the performance or nonperformance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling to continue as a depository for any global note and a successor depository is not appointed by us within 90 days, we will issue definitive notes in exchange for the global note that will be subject to certain restrictions on registration of transfers and will bear the legend set forth thereunder.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.

     The information in this section concerning DTC, Clearstream, Euroclear and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

Same-Day Settlement and Payment

     So long as DTC continues to make its settlement system available to us, all payments on the notes will be made by us in immediately available funds.

Discharge of the Indenture

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent, the conversion agent or bid solicitation agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

     We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of the notes and of the shares of common stock and amounts of contingent interest payments and liquidated damages, if any, payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

     If a bankruptcy proceeding is commenced with respect to Valassis, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the noteholders will be effectively subordinated to the indebtedness and other obligations of our subsidiaries. See "Risk Factors --Risk Factors Relating to the Notes -- Our subsidiaries are not guarantors - Your right to receive payments on these notes could be adversely affected if any of our subsidiaries declares bankruptcy, liquidates, or reorganizes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of notes and the Shares. Except where noted, this summary deals only with notes and Shares held as a capital asset by a beneficial owner of the notes or Shares (a "securityholder" or "holder"). This summary deals only with a securityholder who purchases the notes on original issue at their issue price, and it does not deal with special situations. For example, this summary does not address:

          .    tax consequences to securityholders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

          .    tax consequences to securityholders who own notes or Shares as part of a hedging, constructive sale, conversion, straddle or other risk-reducing transaction;

          .    tax consequences to holders of notes or Shares whose "functional currency" is not the United States dollar;

          .    tax consequences, if any, under the alternative minimum tax rules; or

          .    tax consequences under any state, local or foreign tax law.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus, all of which are subject to change (perhaps retroactively) so as to result in United States federal income tax consequences different from those discussed below. Certain conclusions are based on an opinion of McDermott, Will & Emery, counsel to Valassis.

     If a partnership holds notes or Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, it is particularly important that you consult your own tax advisors.

     If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences to you of the purchase in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Classification of the Notes

     Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in the notes, each securityholder will be deemed to have agreed, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Regulations") and, for purposes of the Contingent Debt Regulations, to treat, without limitation, the amount of cash and the fair market value of any Shares received upon a conversion of a note as a contingent payment. The remainder of this discussion assumes that such treatment is correct and does not address any possible differing treatment of the notes. However, the characterization of the notes and the application of the Contingent Debt Regulations to the notes are uncertain in several respects, and no rulings have been sought from the Internal Revenue Service with respect to any of the tax consequences discussed below. There is no authority under United States federal income tax law directly addressing the United States federal income tax treatment of instruments such as the notes. Accordingly, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described herein. Any treatment different than that described herein could affect the amount, timing, character and treatment of income, gain or loss in respect of an investment in the notes. In particular, a securityholder might be required to accrue interest income at a lower rate, might not recognize income, gain or loss upon conversion or other exchange of notes to Shares, and might recognize capital gain or loss upon a taxable disposition of its notes. Securityholders should consult their tax advisors concerning the tax classification of, and the treatment of securityholders holding and disposing of, the notes.

United States Securityholders

     The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Securityholder of notes or Shares.

     For purposes of this discussion, a "United States Securityholder" is a beneficial owner of a note or Share, as the case may be, who or which is, for United States federal income tax purposes:

          .    a citizen or resident of the United States;

          .    a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

          .    an estate the income of which is subject to United States federal income taxation regardless of its source; or

          .    a trust described in Section 7701(a)(30) of the Code (taking into account any applicable transition rules and elections).

     Accrual of Interest Income

     As stated above under "--Classification of the Notes," we have agreed, and by acceptance of a beneficial interest in the notes each holder of the notes will be deemed to have agreed, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the Contingent Debt Regulations and, for purposes of the Contingent Debt Regulations, to treat, without limitation, the amount of cash and the fair market value of any Shares received upon a conversion of a note as a contingent payment. In accordance with such treatment, the Contingent Debt Regulations will generally require a United States Securityholder to accrue interest income on the notes in the amounts described below, regardless of whether such securityholder uses the cash or accrual method of tax accounting. Furthermore, United States Securityholders of notes will be required to accrue interest based on the rate, as of the initial issue date of the notes, at which we would have issued a fixed rate non-convertible debt instrument with terms and conditions similar to the notes (the so-called "comparable yield," as discussed more fully below), rather than at a lower rate based on the accruals on the notes for non-tax purposes. Accordingly, United States Securityholders of notes will be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes and generally in excess of any contingent interest payments received in the year.

     More specifically, United States Securityholders will generally accrue an amount of interest for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes, that equals:

          .    the product of the "adjusted issue price" (as defined below) of the notes as of the beginning of the accrual period and the "comparable yield" (as defined below) of the notes, adjusted for the length of the accrual period;

          .    divided by the number of days in the accrual period; and

          .    multiplied by the number of days during the accrual period that you held the notes.

     The "adjusted issue price" of a note will be its original issue price increased by any interest previously accrued under the foregoing rules (determined without regard to any adjustments to interest accruals described below) and decreased by the projected amounts of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes. The original issue price of a note is the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. As referred to above, the "comparable yield" is generally the rate, as of the original issue date of the notes, at which we would have issued a fixed rate non-convertible debt instrument with terms and conditions similar to the notes. We have determined that the comparable yield of the notes, based on the annual rate, as of the initial issue date, at which we would issue a fixed rate non-convertible debt instrument with terms and conditions similar to the notes, is an annual rate of 7.13% compounded semi-annually. If our determination of the comparable yield were successfully challenged by the Internal Revenue Service, the redetermined yield could be materially greater or less than the comparable yield determined by us.

     We are required to furnish to the Internal Revenue Service and to United States Securityholders the comparable yield. We are also required to furnish to the Internal Revenue Service and to United States Securityholders, solely for tax purposes, a "projected payment schedule" that estimates the amount and timing of contingent interest payments and payment upon maturity on the notes, taking into account as a payment the fair market value of any stock that might be paid upon a conversion of the notes. The projected payment schedule must produce the comparable yield. The comparable yield and projected payment schedule are included in the indenture relating to the notes, or you may obtain the comparable yield and projected payment schedule by submitting a written request for it to us at the following address: Valassis Communications, Inc., 19975 Victor Parkway, Livonia, MI 48152, Attn: General Counsel. Under the indenture governing the notes, we agreed, and by acceptance of a beneficial interest in the notes, that each United States Securityholder of the notes will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule.

     The comparable yield and the projected payment schedule are not provided for any purpose other than the determination, for United States federal income tax purposes, of your interest income and adjustments thereof in respect of the notes and do not constitute a representation regarding the actual amount of the payment on a note.

     Adjustment to Interest Accruals on the Notes

     If the actual contingent payments made on the notes (i.e., the contingent interest payments and amounts payable at maturity, taking into account as a payment the amount of cash and the fair market value of any Shares that might be paid upon any conversion, redemption or retirement of a note) differ from the projected contingent payments, adjustments will be made for the difference. A positive adjustment for a taxable year, which is the net amount by which actual payments in that year exceed the projected payments in that year, will be treated as additional interest income in the current year. For this purpose, the payments in a taxable year include the fair market value of stock or property received in that year. A negative adjustment for a taxable year, which is the net amount by which the projected payments in that year exceed the actual payments in that year, will be treated in the following manner:

          . first, it will reduce the amount of interest required to be accrued in the current year (determined before any adjustment);

          . second, any remaining negative adjustment will be treated as ordinary loss to the extent that, with respect to prior years, your total interest income with respect to the notes exceeds net negative adjustments treated as ordinary loss; and

          . third, any remaining negative adjustments generally will be treated as a regular negative adjustment in the following taxable year (with any net negative adjustment in the taxable year of a disposition of a note reducing the holder's amount realized).

     By acceptance of a beneficial interest in the notes, United States Securityholders will be deemed to have agreed, for United States federal income tax purposes, to treat, without limitation, the amount of cash and the fair market value of any Shares received upon a conversion of a note as a contingent payment. Under such treatment, the actual contingent payments realized by you for purposes of the rule stated above will include the amount of cash and the fair market value of the Shares you receive upon conversion at the note's maturity. Therefore, to the extent you do not convert your note, or to the extent you convert a note at its maturity and the actual amount realized by you upon conversion differs from the amount reflected on the projected payment schedule, adjustments under the foregoing rules would generally be required.

         Sale, Exchange or Conversion of a Note

         Upon the sale, exchange, redemption or retirement of a note, United States Securityholders will recognize gain or loss equal to the difference between such securityholder's amount realized and such securityholder's adjusted tax basis in the notes. In addition, as described above, the calculation of the comparable yield and the schedule of projected payments for the notes will include the receipt of Shares upon conversion of notes into Shares, and as a result, securityholders will also recognize gain or loss upon conversion. Any gain on a note generally will be treated as ordinary interest income. Loss from the disposition of a note will be treated as ordinary loss to the extent of such securityholder's prior interest income on the notes in excess of negative adjustments treated as ordinary loss. Any loss in excess of that amount will be treated as capital loss. Upon a conversion, redemption or retirement of a note at the note's maturity United States Securityholders will be treated as receiving the amount projected to be received at such time (rather than the amount actually received) and if the amount of cash and the fair market value of Shares actually received by such securityholder is different from the projected amount, such difference will be subject to the rules summarized under "-- Adjustment to Interest Accruals on the Notes." Upon a conversion, redemption or retirement of a note other than at the note's maturity, in computing the amount received in the sale or exchange transaction United States Securityholders will take into account the amount of cash and the fair market of Shares actually received at such time.

         Special rules apply in determining the tax basis of a note. A United States Securityholder's basis in a note is generally increased by interest it previously accrued on the notes (before taking into account any adjustments), and reduced by the projected amount of any payments previously scheduled to be made.

         Under the treatment described above, a United States Securityholder's tax basis in the Shares received upon any put, conversion or redemption of a note will equal the then current fair market value of such Shares. Such securityholder's holding period for the Shares received will commence on the day after such put, conversion, or redemption.

         Given the uncertain tax treatment of instruments such as notes, you should contact your tax advisors concerning the tax treatment on a sale, exchange, conversion or redemption of a note.

         Constructive Distributions

         The conversion price of the notes will be adjusted in certain circumstances. Under section 305(b) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in the assets or earnings of Valassis may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

         Shares

         Distributions made to a United States Securityholder with respect to Shares up to the amount of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be taxable as ordinary dividend income. Provided certain conditions are met, United States Securityholders that are corporations should be entitled to the dividends-received deduction with respect to amounts treated as ordinary dividend income. To the extent in excess of our current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital to the extent of the United States Securityholder's tax basis in the Shares with respect to which the distribution was made, and thereafter as gain from the sale or exchange of such Shares.

         In general, a United States Securityholder will recognize capital gain or loss on the disposition of Shares in an amount equal to the difference between the amount realized on such disposition and the United States

Securityholder's adjusted basis in the Shares. The gain or loss generally will constitute long-term capital gain or loss if the United States Securityholder's holding period for the Shares is more than one year. The rate of federal income tax on long-term capital gains of an individual is less than the rate of federal income tax on most other kinds of income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Non-U.S. Securityholders

         The following is a summary of the United States federal tax consequences that will apply to you if you are a Non-U.S. Securityholder of notes or Shares. The term "Non-U.S. Securityholder" means a holder of a note or Share that is not a United States Securityholder.

         Special rules may apply to certain Non-U.S. Securityholders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign person holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

         Payments Made with Respect to the Notes

         Although the applicable rules are not entirely clear, we intend to take a position that the payment of contingent interest that is payable when certain conditions are met will not be exempt from the 30% United States federal withholding tax, and, therefore, Non-U.S. Securityholders will be subject to withholding on such payments of contingent interest (including receipt of a portion of proceeds upon a sale, disposition or redemption attributable to such contingent interest) at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of an IRS Form W-8ECI claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. Securityholder should consult its own tax advisors as to whether it can obtain a refund of such withholding tax, either on the grounds that some portion of the contingent interest represent a payment of principal or on some other grounds.

         Subject to the foregoing, the 30% United States federal withholding tax will not apply to payment of principal or interest to you on the notes, provided that:

              . the Non-U.S. Securityholder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

              . the Non-U.S. Securityholder is not a controlled foreign corporation that is related to us through stock ownership;

              . the Non-U.S. Securityholder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code;

              . Shares continue to be actively traded (within the meaning of Section 1092(d) of the Code) and our company is not a United States real property holding corporation ("USRPHC") ; and

              . either the Non-U.S. Securityholder provides its name and address, and certifies, under penalties of perjury, that it is a Non-U.S. Securityholder (which certification may be made on an IRS Form W-8BEN or successor form) or it holds the notes through certain foreign intermediaries or certain foreign partnerships, and it and the intermediary or partnership satisfy the certification requirements of applicable United States Treasury Regulations.

         We believe that our company is not currently a USRPHC and will not become a USRPHC in the near future.

         If under the foregoing rules a Non-U.S. Securityholder is otherwise subject to the 30% United States federal withholding tax, the 30% United States federal withholding tax can be reduced or eliminated if it provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that amounts paid on the notes are not subject to withholding tax because such amounts are effectively connected with its conduct of a trade or business in the United States.

         Any gain realized by a Non-U.S. Securityholder upon the sale or disposition of a note generally will not be subject to United States federal income tax unless:

              .          that gain is effectively connected with the conduct of
                  a trade or business in the United States by the Non-U.S. Securityholder;

              .          the Non-U.S. Securityholder is an individual who is
                  present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

              .          at the time of the sale or disposition, the note
                  constitutes a United States real property interest because of the reason that our company is a USRPHC.

         If a Non-U.S. Securityholder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Securityholder, although exempt from the withholding tax discussed above, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the notes in the same manner as if it were a United States Securityholder and will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor from) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Securityholder is a foreign corporation, such securityholder may be subject to a branch profit tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

         Shares

         Distributions made to a Non-U.S. Securityholder with respect to Shares up to the amount of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be taxable as ordinary dividend income. We will, in accordance with applicable Treasury Regulations, withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Securityholder unless (i) a lower rate is provided for under an applicable tax treaty and the Non-U.S. Securityholder files the required form evidencing eligibility for that reduced rate with the Corporation, or (ii) the Non-U.S. Securityholder files an IRS Form W-8ECI with the Corporation claiming that the distribution is effectively connected with the conduct of a United States trade or business.

         If a Non-U.S. Securityholder is subject to special rules under applicable tax treaties, then any gain realized by the Non-U.S. Securityholder upon the sale, exchange, redemption or other disposition of Shares generally will not be subject to United States federal income tax unless:

              .          that gain is effectively connected with the conduct of
                  a trade or business in the United States by the Non-U.S. Securityholder;

              .          the Non-U.S. Securityholder is an individual who is
                  present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

              .          the Non-U.S. Securityholder is or has been during the
                  shorter of the five-year period ending on the date of disposition and its holding period, a USRPHC for United States federal income tax purposes. We believe we are not a USRPHC currently and will not become a USRPHC in the future.

Information Reporting and Backup Withholding

         Information reporting requirements will generally apply to all payments we make to a Non-U.S. Securityholder and the proceeds from a sale of a note made to a Non-U.S. Securityholder, unless the Non-U.S.

Securityholder is an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if the Non-U.S. Securityholder fails to provide a taxpayer identification number, or a certification of exempt status, or if the Non-U.S. Securityholder fails to report in full interest income. The rate of backup withholding tax is currently 31%, will be reduced to 30.5% effective August 7, 2001, and is scheduled to be further reduced gradually to 28% by the year 2006.

         In general, a Non-U.S. Securityholder will not be subject to backup withholding and information reporting with respect to payments that we make to it provided that we do not have actual knowledge that it is a United States Securityholder and the Non-U.S. Securityholder has given us the statement described above under "-- Payments Made with Respect to the Notes."

         In addition, a Non-U.S. Securityholder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that it is a U.S. person, as defined under the Code, or you otherwise establish an exemption.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                             SELLING SECURITYHOLDERS

         We originally issued and sold the notes to Bear, Stearns & Co. Inc. in a transaction exempt from the registration requirements of the Securities Act. Bear Stearns resold some of the notes within the United States to persons it believed to be "qualified institutional buyers" ("QIBs") as defined in Rule 144A under the Securities Act and outside the United States to certain persons in reliance on Regulation S under the Securities Act.

         The following table sets forth information as of August 13, 2001 about the principal amount at maturity of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus. We prepared this table based on the information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information is presented in the table. Information about the selling securityholders may change over time. Any changed information will be set forth in a prospectus supplement, if required. In addition, the names of other selling securityholders, the principal amount of notes that may be offered by such selling securityholders pursuant to this prospectus and the number of shares of common stock into which such notes are convertible will be set forth in a prospectus supplement, if required.


         The selling securityholders may from time to time offer and sell pursuant to this prospectus some or all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes. Accordingly, we cannot estimate the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales.

         Unless described in this prospectus or in a prospectus supplement, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.


      Name and Address         Principal Amount at     Percentage of Notes    Number of Shares of    Percentage of Common
                                Maturity of Notes          Outstanding         Common Stock That     Stock Outstanding/(2)/
                                Beneficially Owned                              May Be Sold/(1)/
                                 That May Be Sold
---------------------------------------------------------------------------------------------------------------------------
Merrill Lynch Investment           $54,400,000               19.99%                 643,639                 1.20%
Managers - QA Advisors
Two World Financial Center,
16th Floor
New York, NY 10281-1008

Bear Stearns & Co. Inc./(3)/       $50,000,000               18.38%                 591,580                 1.11%
Attn: Convertible Bond
Dept., 2nd Floor
245 Park Avenue
New York, NY 10167

Arbitex Master Fund L.P.           $14,400,000                5.29%                 170,375                   *
c/o HW Capital L.P.
1601 Elm Street
Suite 4000
Dallas, TX 75201

RAM Trading Ltd.                          $5,000,000                    1.84%                    59,158         *
      210 East State Street
      Batavia, IL 60510

Bank Austria Cayman Island                $4,000,000                    1.47%                    47,326         *
      c/o Goldman Sachs &
      Company
      Third Avenue, 26th Floor
      New York, NY

Lyxor Master Fund                         $3,600,000                    1.32%                    42,594         *
      c/o HW Capital L.P.
      1601 Elm Street
      Suite 4000
      Dallas, TX 75201

Lakeshore International Ltd.              $2,000,000                     *                       23,663         *
      c/o Goldman Sachs & Company
      600 Carlson Parkway
      Suite 200
      Minnesota, MN 55305

RCG Latitude Master                       $1,000,000                     *                       11,832         *
Fund
      666 Third Avenue
      26th Floor
      New York, NY 10017

Global Bermuda                              $900,000                *              10,648          *
  Limited Partnership
  c/o Goldman Sachs & Company
  601 Carlson Parkway Suite 200
  Minnesota, MN 55305

Any other holder of notes               $136,800,000            50.28%          1,618,563       3.03%
or future transferee,
pledgee, donee or successor
of any holder/(4)//(5)/


* Less than 1%.

/(l)/ Assumes conversion of all of the holder's notes at a conversion rate of
11.8316 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

/(2)/ Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 53,470,108 shares of common stock outstanding as of July 24, 2001. In calculating the percentage of common stock outstanding for each holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

/(3)/ Bear Stearns lead-managed the offering of the notes. Bear Stearns also lead-managed the offering of Valassis's 6 5/8% Senior Notes due 2009, which were issued on January 7, 1999.

/(4)/ Information about other selling securityholders will be set forth in prospectus supplements, if required.

/(5)/ Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The selling securityholders may sell their notes and the underlying common stock from time to time directly to purchasers. Alternatively, the selling securityholders may from time to time offer their notes and underlying common stock through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of the notes and the underlying common stock for whom they may act as agent.

         The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

         The notes and the underlying common stock may be sold in one or more transactions at:

 .    fixed prices;

 .    prevailing market prices at the time of sale;

 .    varying prices determined at the time of sale; or

 .    negotiated prices.

         Sales of the notes and the underlying common stock may be effected in transactions:

 .    on any national securities exchange or quotation service on which the underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange, in the case of the common stock;

 .    in the over-the-counter market;

 .    in transactions otherwise than on such exchanges or services or in the over-the-counter market;

 .    through the writing of options; or

 .    a combination of any of the above.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

         Our common stock trades on the New York Stock Exchange under the symbol "VCI." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

         There can be no assurance that any selling securityholder will sell any or all of the notes or the underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underling common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

         Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

         The validity of the issuance of the notes and the shares of common stock issuable upon conversion of the notes has been passed upon for us by McDermott, Will & Emery, New York, New York.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               PART II   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Our estimated expenses in connection with the issuance and distribution of the securities being offered hereby are as follows:

     Securities and Exchange Commission Registration Fee......    $  36,478.41
     Legal Fees and Expenses..................................    $    300,000
     Printing Fees............................................    $     25,000
     Accounting Fees and Expenses.............................    $     40,000
     Blue Sky and Other Fees..................................    $          0
     Rating Agency and Trustee Fees...........................    $     11,000
     Miscellaneous............................................    $          0
                                                                 ---------------

         Total................................................    $ 412,478.41


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify the person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court shall deem proper. The provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders' or disinterested directors' vote or otherwise.

         As permitted by Section 102(b)(7) of the DGCL, our Restated Certificate of Incorporation includes a provision, in substance, eliminating the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or
(iv) for any transaction from which the director derived an improper personal benefit.

         As permitted by Section 145(e) of the DGCL, our Restated Certificate of Incorporation and our Amended and Restated Bylaws provide, in substance, that we shall indemnify our directors and officers, and, to the extent our board at any time authorizes, incorporators, employees or agents, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any officer or director or other person entitled to indemnification in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of the action or proceeding, provided that, if required to do so under the DGCL, we receive an undertaking by or on behalf of the officer or director or other person to repay the amount if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that the officer or director or other person is not entitled to indemnification.

ITEM  16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                  EXHIBIT INDEX

Exhibit
Number       Description of Exhibit
-------      ----------------------
3.1(a)       Restated Certificate of Incorporation (incorporated by reference to
             Valassis Communications, Inc.'s Registration Statement No. 33-
             45189).

3.2 Amended and Restated Bylaws (incorporated by reference to Valassis Communications, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).


4.1          Indenture between Valassis Communications, Inc. and The Bank of
             New York.*


4.2          Form of Zero Coupon Convertible Senior Note due 2021 (included in
             Exhibit 4.1).


4.3 Registration Rights Agreement, dated June 6, 2001, between Valassis Communications, Inc. and Bear, Stearns & Co. Inc.*


5.1          Opinion of McDermott, Will & Emery.*



8.1 Opinion of McDermott, Will & Emery as to certain U.S. federal income tax considerations.*


12.1         Computation of Ratio of Earnings to Fixed Charges.

23.2         Consent of McDermott, Will & Emery (included in Exhibit 5.1).


23.3         Consent of Deloitte & Touche LLP.*



24.1 Power of Attorney (included on the signature pages of the Registration Statement filed on July 25, 2001).*



25.1         Form T-1 Statement of Eligibility of the Trustee under the
             Indenture.*


------------------

*Previously filed.



ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

         Provided that, however, paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on August 14, 2001.

                                    VALASSIS COMMUNICATIONS, INC.


                                    By:  /s/ Alan F. Schultz
                                        ----------------------------------------
                                        Alan F. Schultz
                                        Chief Executive Officer, President and
                                        Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


Date:  August 14, 2001               /s/ Alan F. Schultz
                                    --------------------------------------------
                                    Alan F. Schultz
                                    Chief Executive Officer, President and
                                    Chairman of the Board
                                    (principal executive officer)


Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Robert A. Recchia
                                    Executive Vice President and
                                    Chief Financial Officer
                                    (principal financial and accounting officer)

Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Richard N. Anderson
                                    Director

Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Patrick F. Brennan
                                    Director

Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Kenneth V. Darish
                                    Director

Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Seth Goldstein
                                    Director

Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Brian J. Husselbee
                                    Director

Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Marcella A. Sampson
                                    Director


Date:  August 14, 2001                                   /*/
                                    --------------------------------------------
                                    Faith Whittlesey
                                    Director



/*/By:     /s/ Barry P. Hoffman
      ------------------------------
             Barry P. Hoffman
             Attorney-in-Fact